Exhibit 99.1


(1) The Reporting Person is a director of James River Coal Company (the "Issuer"). The Reporting Person is the direct owner of 1,000 shares of restricted stock and options to acquire 10,000 shares of the Issuer's Common Stock granted by the Issuer on May 7, 2004, 1,000 shares of restricted stock and options to acquire 10,000 shares of the Issuer's Common Stock granted by the Issuer on May 7, 2005, and an additional 1,500 shares of restricted stock and options to acquire 5,000 shares of the Issuer's Common Stock granted by the Issuer on May 22, 2006. The Reporting Person is also one of three individual general partners of Carl Marks Management Company, L.P. ("CMMC"), a Delaware limited partnership and registered investment adviser, which is the sole general partner of (i) Carl Marks Strategic Investments, L.P. ("CMSI"), a Delaware limited partnership and private investment partnership, and (ii) Carl Marks Strategic Investments, III, L.P. ("CMSI III"), a Delaware limited partnership and private investment partnership. As of May 22, 2006, CMSI was the owner of 710,471 shares of the Common Stock of the Issuer, and CMSI III was the owner of 41,181 shares of the Common Stock of the Issuer. The shares of Common Stock of the Issuer which are owned by CMSI and CMSI III may be deemed to be beneficially owned (i) indirectly by CMMC, as general partner of CMSI and CMSI III, and (ii) indirectly, on a shared basis, by the Reporting Person and the two other individual general partners of CMMC, the general partner of CMSI and CMSI III, who share the power to direct the vote or disposition of such securities. CMMC and the two other individual general partners of CMMC have separately filed statements pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the securities of the Issuer which they may be deemed to beneficially own. The Reporting Person's interest in the securities reported herein as being indirectly beneficially owned by the Reporting Person is limited to his pecuniary interest in CMSI and CMSI III, if any.